                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Philip Morris Companies Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                      LOGO

                                 PHILIP MORRIS
                                 COMPANIES INC.


GEOFFREY C. BIBLE                                              120 PARK AVENUE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER                          NEW YORK, NY 10017

                                                                  March 13, 1995

DEAR STOCKHOLDER:

You are cordially invited to attend the 1995 Annual Meeting of Stockholders of Philip Morris Companies Inc. The meeting will be held at 9:00 a.m. on Thursday, April 27, 1995, at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia.

At the meeting, we will elect fourteen directors and act upon the selection of auditors. If presented, we will also vote on six stockholder proposals. There will also be a report on the Company's business, and stockholders will have an opportunity to ask questions.

We anticipate that a large number of stockholders will attend the meeting. As seating is limited, we suggest you arrive by 8:30 a.m., when the auditorium will be opened. If the auditorium is filled, there will be additional seating outside the auditorium from which the proceedings may be viewed. Those needing special assistance at the meeting are requested to write the Corporate Secre-tary at 120 Park Avenue, New York, NY 10017. If you plan to attend the meeting and your shares are held in the name of a broker or other nominee, please bring a proxy or letter from the broker or nominee confirming your ownership of shares.

The vote of each stockholder is important. I urge you to sign, date and return the enclosed proxy card as promptly as possible. In this way, you can be sure your shares will be voted, and you will spare your Company the expense of a follow-up mailing.

                                     Sincerely,

                                     /s/ Geoffrey C. Bible


  FOR FURTHER INFORMATION ABOUT THE ANNUAL MEETING, PLEASE CALL 1-800-367-5415

                         PHILIP MORRIS COMPANIES INC.
                                120 Park Avenue
                           New York, New York 10017

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD THURSDAY, APRIL 27, 1995

To the Stockholders of
PHILIP MORRIS COMPANIES INC.

The annual meeting of stockholders of Philip Morris Companies Inc. will be held on Thursday, April 27, 1995, at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, at 9:00 a.m. to:

  (1) Elect fourteen directors;

  (2) Act upon the selection of auditors for the fiscal year ending December 31, 1995;

  (3) Act upon six stockholder proposals if presented by their proponents; and

  (4) Transact such other business as may properly come before the meeting.

Only holders of record of Common Stock, $1 par value, at the close of business on March 7, 1995, will be entitled to vote at the meeting.

                                          G. Penn Holsenbeck
                                          Vice President and Secretary

March 13, 1995

                                PROXY STATEMENT

SOLICITATION OF PROXIES

This proxy statement is furnished by the Board of Directors (the "Board") of Philip Morris Companies Inc., 120 Park Avenue, New York, New York 10017, in connection with its solicitation of proxies for use at the annual meeting of stockholders to be held on Thursday, April 27, 1995, at 9:00 a.m., at the Philip Morris Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, and at any and all adjournments thereof. Mailing of the proxy statement will com-mence on or about March 13, 1995. Holders of record of Common Stock, $1 par value (the "Common Stock"), at the close of business on March 7, 1995 will be entitled to one vote for each share held on all matters to come before the meeting. On February 28, 1995, there were outstanding 849,346,156 shares of Common Stock.

A proxy on the enclosed form may be revoked at any time before it has been ex-ercised. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board. The proxy will also serve to instruct the administrator of the Company's divi-dend reinvestment and voluntary cash payment plan and the trustee of each de-fined contribution plan sponsored by the Company how to vote the plan shares of a participating stockholder or employee.

VOTING AT THE MEETING

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the meeting will not be in-cluded in determining whether a quorum is present.

The election of each nominee for director requires a plurality of the votes cast. In order to be approved, the votes cast for the selection of auditors and for each stockholder proposal must exceed the votes cast against such matters. Abstentions and Broker Shares that are not voted on the matter will not be in-cluded in determining the number of votes cast.

Stockholders' proxies are received by the Company's independent proxy process-ing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspectors, but such tallies will pro-vide aggregate figures rather than names of stockholders. The independent in-spectors will notify the Company if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

                               ----------------

As used herein, the term "Company" or "Philip Morris" includes Philip Morris Companies Inc. from July 1, 1985 and Philip Morris Incorporated prior to July 1, 1985 and, where appropriate, their subsidiaries.

                             ELECTION OF DIRECTORS

GENERAL INFORMATION

The Board has the responsibility for establishing broad corporate policies and for the overall performance of the Company although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them each month as well as by operating and financial reports made at Board and committee meetings by the Chairman of the Board and other officers. In addition, the Board has an annual two or three-day meeting to review the Company's Five-Year Plan.

Regular meetings of the Board are held each month, except July. The organiza-tional meeting follows immediately after the annual meeting of stockholders. The Board held eleven regular monthly meetings in 1994 and one special meeting.

                               ----------------

COMMITTEES OF THE BOARD

Various committees have been established by the Board to assist it in the dis-charge of its responsibilities. Certain of these committees are described be-low. The biographical information on the nominees for director set forth in this proxy statement includes committee memberships currently held by each nom-inee.

The AUDIT COMMITTEE meets with management, the Company's independent accoun-tants and its internal auditors to consider the adequacy of the Company's in-ternal controls and other financial reporting matters. The Audit Committee rec-ommends to the Board the engagement of the Company's independent accountants, discusses with the independent accountants their audit procedures, including the proposed scope of the audit, the audit results and the accompanying manage-ment letters and, in connection with determining their independence, reviews the services performed by the independent accountants. This committee, which also monitors compliance with the Company's Business Conduct Policy, consists of six non-employee directors and met four times in 1994.

The COMMITTEE ON PUBLIC AFFAIRS AND SOCIAL RESPONSIBILITY reviews and monitors the Company's policies, practices and programs with respect to public issues of importance to stockholders, the Company and the general public to the extent those matters are not the responsibility of other committees of the Board. This committee consists of eleven directors and met twice in 1994.

The COMPENSATION COMMITTEE, consisting of six non-employee directors, held seven meetings in 1994. This committee determines cash remuneration arrange-ments for the highest paid executives and administers the Company's stock op-tion and incentive compensation plans. See the Report of the Compensation Com-mittee on Executive Compensation which appears elsewhere in this proxy state-ment.

The CORPORATE EMPLOYEE PLANS INVESTMENT COMMITTEE, consisting of five direc-tors, held six meetings in 1994. This committee oversees the investment of cer-tain employee benefit plan assets.

The EXECUTIVE COMMITTEE, consisting of six directors, has authority to act for the Board on most matters during intervals between Board meetings.

The FINANCE COMMITTEE consists of eight directors and met four times in 1994. It monitors the financial condition of the Company and advises the Board with respect to financing needs, dividend policy and other financial matters.

The NOMINATING AND CORPORATE GOVERNANCE COMMITTEE consists of six non-employee directors and met three times in 1994. This committee reviews the qualifica-tions of candidates suggested by Board members, management, stockholders and other sources, considers the performance of incumbent directors in determining whether to nominate them for reelection and recommends to the Board a slate of nominees for election as directors. It advises the Board on all matters con-cerning corporate governance to the extent these matters are not the responsi-bility of other committees, assesses the Board's performance and makes recom-mendations to the Board on the retirement policies for non-employee directors, the functions and duties of the committees of the Board, general Board prac-tices and the Company's relations with its shareholders.

                               ----------------

THE NOMINEES

It is proposed that fourteen directors be elected to hold office until the next annual meeting of stockholders and until their successors have been elected. The Nominating and Corporate Governance Committee has recommended to the Board the persons named below as management's nominees and, unless other-wise marked, a proxy will be voted for such persons. Messrs. Paul W. Douglas and Hamish Maxwell are not eligible for reelection. Each of the nominees cur-rently serves as a director and was elected by the stockholders at the 1994 annual meeting, except for Geoffrey C. Bible, who was elected by the Board on May 25, 1994. All nominees attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served during 1994.

Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the By-Laws to reduce the number of directors.

Photo of     ELIZABETH E.          Dr. Bailey assumed her present position on
Elizabeth    BAILEY                July 1, 1991, having served from July 1990
E. Bailey    John C. Hower         to June 1991 as a professor of industrial
             Professor of          administration at Carnegie-Mellon Univer-
             Public Policy &       sity and as a visiting scholar at the Yale
             Management, The       School of Organization and Management. From
             Wharton School of     1983 to 1990, she was dean of the Graduate
             the University of     School of Industrial Administration of Car-
             Pennsylvania,         negie-Mellon University. Dr. Bailey serves
             Philadelphia, PA      as a director of the College Retirement Eq-
                                   uities Fund, CSX Corporation, Honeywell
             Director since        Inc. and National Westminster Bancorp Inc.
             1989                  and as a trustee of the Brookings Institu-
                                   tion and the National Bureau of Economic
             Age: 56               Research. She is a member of the Audit and
                                   Public Affairs and Social Responsibility
                                   Committees.

- -------------------------------------------------------------------------------

Photo of     GEOFFREY C. BIBLE     Employed by the Company continuously since
Geoffrey C.  Chairman of the       1976, Mr. Bible served Philip Morris Inter-
Bible        Board and Chief       national in various executive capacities
             Executive Officer     from 1976 to 1990, becoming its president
                                   and chief executive officer in 1987. He
             Director since        served as president and chief administra-
             May 25, 1994          tive officer of Kraft Foods, Inc. ("Kraft
                                   Foods") from 1990 to 1991, Executive Vice
             Age: 57               President International of the Company from
                                   1991 to April 1993 and Executive Vice Pres-ident Worldwide Tobacco from April 1993 to
                                   June 1994 (during which time he was Vice
                                   Chairman from May 25 to June 18) when he became President and Chief Executive Offi-cer. He assumed his present position on February 1, 1995. He is a director of Brit-ish Sky Broadcasting Group plc and a member of the Board of Trustees of Thunderbird
                                   (American Graduate School of International
                                   Management). Mr. Bible is a member of the Executive, Finance and Public Affairs and
                                   Social Responsibility Committees.

- -------------------------------------------------------------------------------

Photo of     MURRAY H. BRING       First employed by the Company in 1988, Mr.
Murray H.    Executive Vice        Bring had been a partner in Arnold & Por-
Bring        President,            ter, Washington, DC, from 1967 to 1988. He
             External Affairs      became Associate General Counsel of the
             and General           Company on January 1, 1988, Senior Vice
             Counsel               President and General Counsel on July 1,
                                   1988 and assumed his present position on
             Director since        December 16, 1994. He is a director of the
             1988                  Whitney Museum of American Art, the New
                                   York University Law Center Foundation, The
             Age: 60               New York City Opera and The Legal Aid Soci-
                                   ety. Mr. Bring is an ex-officio member of the Committee on Public Affairs and Social
                                   Responsibility.

- -------------------------------------------------------------------------------

Photo of     HAROLD BROWN          Dr. Brown assumed his present position at
Harold       Counselor, Center     the Center for Strategic and International
Brown        for Strategic and     Studies on July 1, 1992. Prior thereto and
             International         from 1984, he was chairman of the Foreign
             Studies,              Policy Institute of the School of Advanced
             Washington, DC;       International Studies, The Johns Hopkins
             Partner, Warburg      University. Dr. Brown has been a partner of
             Pincus & Co., New     Warburg Pincus & Co. since 1990. Dr. Brown
             York, NY, venture     is a director of Alumax Inc., CBS Inc.,
             capital               Cummins Engine Co. Inc., Evergreen Hold-
                                   ings, Inc., International Business Machines
             Director since        Corporation and Mattel, Inc. Dr. Brown is
             1983                  chairman of the Nominating and Corporate
                                   Governance Committee and a member of the
             Age: 67               Compensation, Corporate Employee Plans In-
                                   vestment, Finance and Public Affairs and Social Responsibility Committees.

- -------------------------------------------------------------------------------

Photo of     WILLIAM H.            Mr. Donaldson assumed his present position
William H.   DONALDSON             in 1991. Prior thereto and from 1980, he
Donaldson    Chairman and          was chairman and chief executive officer of
             Chief Executive       Donaldson Enterprises Incorporated. He
             Officer of the        serves as a director of Aetna Life and Ca-
             New York Stock        sualty Co., Honeywell Inc., the Carnegie
             Exchange, Inc.,       Endowment for World Peace, the Committee
             New York, NY          for Economic Development, Lincoln Center
                                   for the Performing Arts, Inc., the New York
             Director since        City Partnership and the Business Council
             1979                  of New York State and as a trustee of the
                                   Marine Corps Command & Staff College Foun-
             Age: 63               dation. Mr. Donaldson is chairman of the
                                   Corporate Employee Plans Investment Commit-tee and a member of the Audit, Executive, Finance and Nominating and Corporate Gover-nance Committees.

- -------------------------------------------------------------------------------

Photo of     JANE EVANS            Ms. Evans assumed her present position in
Jane Evans   Vice President        April 1991. From 1987 to 1989, she was a
             and General           general partner of Montgomery Securities
             Manager, Home &       and from 1989 until 1991 president and
             Personal Services     chief executive officer of the InterPacific
             Division, U.S.        Retail Group. Ms. Evans serves as a direc-
             West                  tor of BancOne-Arizona Corp., Edison Broth-
             Communications,       ers Stores, Inc., Georgia-Pacific Corpora-
             Inc., Phoenix, AZ     tion, Kaufman and Broad Home Corporation,
                                   The Heard Museum, the Ladies Professional
             Director since        Golf Association and the Phoenix United
             1981                  Way. She is chair of the Public Affairs and
                                   Social Responsibility Committee and a mem-
             Age: 50               ber of the Nominating and Corporate Gover-
                                   nance Committee.

- -------------------------------------------------------------------------------

Photo of     ROBERT E. R.          Mr. Huntley became counsel to the firm of
Robert E.    HUNTLEY               Hunton & Williams in 1988, having served as
R. Huntley   Counsel, Hunton &     chairman, president and chief executive of-
             Williams,             ficer of Best Products Co., Inc. from 1987
             Richmond, VA,         to November 1988. Mr. Huntley serves as a
             attorneys             director of Sprint Corp. He is chairman of
                                   the Audit Committee and a member of the
             Director since        Compensation, Finance and Public Affairs
             1976                  and Social Responsibility Committees.

             Age: 65

- -------------------------------------------------------------------------------

Photo of     RUPERT MURDOCH        Mr. Murdoch became publisher of News Lim-
Rupert       Chairman and          ited of Australia in 1954 and in 1959 as-
Murdoch      Chief Executive       sumed the position of chief executive of
             of The News           the subsequently formed parent company, The
             Corporation           News Corporation Limited, the interests of
             Limited, New          which include TV Guide and Fox Broadcasting
             York, NY,             Company in the United States and The Times
             publishing,           and Sunday Times in the United Kingdom. He
             motion pictures       is a director of British Sky Broadcasting
             and television        Group plc. Mr. Murdoch is a member of the
                                   Compensation and Public Affairs and Social
             Director since        Responsibility Committees.
             1989

             Age: 64

- -------------------------------------------------------------------------------

Photo of     JOHN D. NICHOLS       Mr. Nichols has been chief executive offi-
John D.      Chairman and          cer of Illinois Tool Works since 1982. He
Nichols      Chief Executive       serves as a director of Household Interna-
             Officer, Illinois     tional Corporation, Rockwell International
             Tool Works,           Corporation, Stone Container Corporation,
             Glenview, IL          the Art Institute of Chicago, Junior
                                   Achievement of Chicago, the Lyric Opera of
             Director since        Chicago and the Museum of Science and In-
             1992                  dustry, as a member of the Board of Overse-
                                   ers for Harvard University and as a trustee
             Age: 64               of the Chicago Symphony Orchestra. He is a
                                   member of the Finance, Nominating and Cor-porate Governance and Public Affairs and Social Responsibility Committees.

- -------------------------------------------------------------------------------

Photo of     RICHARD D.            Mr. Parsons assumed his present position on
Richard D.   PARSONS               February 1, 1995. Prior thereto he had been
Parsons      President, Time       chief executive officer of Dime Bancorp,
             Warner Inc., New      Inc. (formerly The Dime Savings Bank of New
             York, NY, media       York, FSB) from July 1990, having served as
             and entertainment     president and chief operating officer from
                                   July 1988. He became chairman in 1991. From
             Director since        1979 to July 1988, he had been a partner in
             1990                  the law firm of Patterson, Belknap, Webb &
                                   Tyler. Mr. Parsons also serves as a direc-
             Age: 46               tor of Dime Bancorp, Inc., the Federal Na-
                                   tional Mortgage Association, Time Warner
                                   Inc., the Metropolitan Museum of Art and the Rockefeller Brothers Fund and as a trustee of Howard University. He is a mem-ber of the Audit, Executive, Nominating and Corporate Governance and Public Affairs and
                                   Social Responsibility Committees.

- -------------------------------------------------------------------------------

Photo of     ROGER S. PENSKE       Mr. Penske has been president of Penske
Roger S.     President, Penske     Corporation since 1969. He is also chief
Penske       Corporation,          executive officer of Detroit Diesel Corpo-
             transportation        ration and Penske Truck Leasing Corpora-
             service, and          tion. Mr. Penske serves as a director of
             Chief Executive       American Express Company, General Electric
             Officer, Penske       Company and Gulfstream Aerospace Corpora-
             Truck Leasing         tion and as a trustee of the Henry Ford Mu-
             Corporation and       seum and Greenfield Village. He is a member
             Detroit Diesel        of the Finance and Public Affairs and So-
             Corporation,          cial Responsibility Committees.
             Detroit, MI

             Director since
             1991

             Age: 57

- -------------------------------------------------------------------------------

Photo of     JOHN S. REED          Mr. Reed assumed his present positions with
John S.      Chairman of           Citicorp and Citibank, N.A. in 1984. He
Reed         Citicorp and          also serves as a director of Monsanto Com-
             Citibank, N.A.,       pany, as a member of the Corporation, Mas-
             New York, NY          sachusetts Institute of Technology, and as
                                   a trustee of the Rand Corporation, the
             Director since        Spencer Foundation and Memorial Sloan-
             1975                  Kettering Cancer Center. He is chairman of
                                   the Compensation Committee and a member of
             Age: 56               the Audit, Corporate Employee Plans Invest-
                                   ment, Executive, Finance and Nominating and Corporate Governance Committees.

- -------------------------------------------------------------------------------

Photo of     HANS G. STORR         First employed by the Company in 1955, Mr.
Hans G.      Executive Vice        Storr was named its Chief Financial Officer
Storr        President and         in 1979. He was named Senior Vice President
             Chief Financial       in 1987 and Executive Vice President in
             Officer and           1991. Since the formation of Philip Morris
             Chairman and          Capital Corporation in 1982, he has served
             Chief Executive       as its Chief Executive Officer. Mr. Storr
             Officer of Philip     is a member of the American Institute of
             Morris Capital        Certified Public Accountants and a director
             Corporation           and treasurer of the International Tennis
                                   Hall of Fame. He is chairman of the Finance
             Director since        Committee and is a member of the Corporate
             1983                  Employee Plans Investment Committee.

             Age: 63

- -------------------------------------------------------------------------------

Photo of     STEPHEN M.            Mr. Wolf assumed his present position in
Stephen      WOLF                  August 1994. Prior thereto and from 1987,
M. Wolf      Senior Advisor,       he was chairman and chief executive officer
             Lazard Freres New     of UAL Corporation and United Air Lines,
             York, NY,             Inc. He serves as a director of R.R.
             investment            Donnelley & Sons Company and as a trustee
             banking               of the Art Institute of Chicago, The Con-
                                   ference Board, Northwestern University and
             Director since        the Rush-Presbyterian-St. Luke's Medical
             1993                  Center. He is a member of the Compensation
                                   and Public Affairs and Social Responsibil-
             Age: 53               ity Committees.

- -------------------------------------------------------------------------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Huntley (who is a member of the Compensation Committee) is counsel to Hun-ton & Williams, which firm acts as counsel to the Company. In 1994, the Com-pany paid Hunton & Williams fees of $8,011,977. Messrs. Brown, Douglas, Mur-doch, Reed and Wolf were the other members of the Compensation Committee dur-ing 1994.

SECTION 16(A) REPORTING

The sale by Michael A. Miles of 12,970 shares of Common Stock in August 1994, after he had resigned from all of his positions with the Company, was inadver-tently not reported under Section 16(a) of the Securities Exchange Act of 1934, as amended, until December 1994.

COMPENSATION OF DIRECTORS

Directors who are full-time employees of the Company receive no additional compensation for services as a director. In 1994, non-employee directors re-ceived an annual retainer of $26,000 and fees of $1,000 for each Board meeting attended, $1,000 ($2,000 for the chairman) for each meeting attended of the Audit, Compensation, Corporate Employee Plans Investment, Executive, Finance, Nominating and Corporate Governance and Public Affairs and Social Responsibil-ity Committees and $500 ($1,000 for the chairman) for each other committee meeting attended. In 1994, the chairman of the Compensation Committee received $30,000, and the other members of the Committee $5,000, for additional servic-es.

Each director who is not employed by the Company, and was not so employed on January 1, 1990, receives annually, on May 1, a share distribution equal to the lesser of (i) 400 shares or (ii) that number of shares of Common Stock having an aggregate fair market value equal to 100% of the cash retainer fee paid during the preceding twelve months. On May 1, 1994, each eligible direc-tor received 400 shares of Common Stock.

The 1992 Compensation Plan for Non-Employee Directors permits a director to defer meeting fees and all or a part of the retainer fee. Deferred amounts are "credited" to an unfunded account and may be "invested" in four "investment choices" which are the same as those offered under the Philip Morris Deferred Profit-Sharing Plan and which are used to determine the "earnings" that are credited for bookkeeping purposes. Subject to certain restrictions, the direc-tor is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

Under the Pension Plan for Directors, any director who was not an employee of the Company, who ceases to be a director at his or her normal retirement date and who has completed five years of accredited service is entitled until death to an annual pension (payable monthly) equal to the annual cash retainer in effect on his or her retirement date plus 25% of attendance fees for up to twenty-four Board meetings earned during the two years before retirement. A qualifying director retiring before his or her normal retirement date, but af-ter age 60, and after completing five years of accredited service, is entitled for a period equal to his or her accredited service to monthly pension pay-ments. In the event of a change in control, a retiring director, not otherwise eligible for a pension benefit, will receive monthly payments for a period equal to his or her accredited service.

The Company has entered into employment agreements with each of its officer-di-rectors as described below under "Executive Compensation--Employment Contracts, Termination of Employment and Change of Control Arrangements."

OWNERSHIP OF EQUITY SECURITIES

The following table sets forth information, as of February 1, 1995, as to the beneficial ownership of Common Stock of the Company, including shares of Common Stock as to which a right to acquire ownership within sixty days exists (for example, through the exercise of stock options or through various trust ar-rangements), of each director, each nominee for director, each executive offi-cer named in the Summary Compensation Table and of the directors and executive officers of the Company as a group. The beneficial ownership of each director, nominee and officer and of the group is less than 1% of outstanding shares.

                                               SOLE VOTING
                                              AND INVESTMENT           AGGREGATE
   NAME                                         POWER (1)    OTHER (2)   TOTAL
   ----                                       -------------- --------- ---------
   Elizabeth E. Bailey.......................       4,735                  4,735
   Geoffrey C. Bible.........................     322,688      83,512    406,200
   Murray H. Bring...........................     137,640      56,322    193,962
   Harold Brown..............................       2,735       1,200      3,935
   William H. Donaldson......................      11,135         932     12,067
   Paul W. Douglas...........................       9,935                  9,935
   Jane Evans................................       3,493                  3,493
   Robert E.R. Huntley.......................       7,835       1,200      9,035
   James M. Kilts............................     154,974      37,323    192,297
   Hamish Maxwell............................     238,700     210,300    449,000
   Michael A. Miles..........................     898,500                898,500
   Rupert Murdoch............................       2,035         100      2,135
   William Murray............................     526,827      50,000    576,827
   John D. Nichols...........................       1,500         800      2,300
   Richard D. Parsons........................       2,235                  2,235
   Roger S. Penske...........................       2,435                  2,435
   John S. Reed..............................      13,534                 13,534
   Hans G. Storr.............................     411,776      44,904    456,680
   Stephen M. Wolf...........................       1,400                  1,400
   Group.....................................   3,656,870     650,953  4,307,823

- --------
(1) Includes maximum number of shares subject to purchase before April 1, 1995 upon the exercise of stock options as follows: G.C. Bible, 310,720; M.H. Bring, 137,640; J.M. Kilts, 149,980; M.A. Miles, 897,200; W. Murray,
    147,220; H.G. Storr, 131,940; and group, 2,358,074.

(2) Includes shares held in certain fiduciary capacities (including such hold-ings by a spouse), shares owned by spouses, minor children and other rela-tives sharing the home of the nominee, director or officer and 23,790 shares subject to purchase before April 1, 1995 upon exercise of stock op-tions. Beneficial ownership of these shares is disclaimed. Also includes shares held jointly with spouse and shares of restricted stock.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

TO OUR STOCKHOLDERS:

The Compensation Committee is responsible for administering total compensation programs which are designed to enable the Company to:

  . Hire, reward, motivate and retain the highest quality managers possible;

  . Match the Company's compensation plans to its business strategies, as well as the external business environment;

  . Emphasize the relationship between pay and performance by placing a sig-nificant portion of compensation at risk and subject to the achievement of financial goals and objectives;

  . Maximize profitability through growth and efficiency, balancing appropri-ately the short-term and long-term goals of the Company; and

  . Align the interests of managers with those of stockholders through the use of equity-based incentive awards to link a significant portion of compensation to stockholder value.

Five major factors affected the actions of the Committee in 1994:

  . On June 17, 1994, Michael A. Miles resigned as Chairman of the Board and
    Chief Executive Officer;

  . On June 20, 1994, the Board elected William Murray as Chairman of the
    Board and Geoffrey C. Bible as President and Chief Executive Officer;

  . On December 14, 1994, having met the objectives established with the Board on June 20, 1994, Mr. Murray submitted his resignation and elected to take early retirement, both effective February 1, 1995, and Mr. Bible was elected Chairman of the Board and Chief Executive Officer;

  . Increasing legal, legislative and regulatory challenges facing the United
    States tobacco industry led the Committee to the conclusion that it was critical to reinforce the retention elements of the Company's compensa-tion program; and

  . The disparate impact of uncontrollable, external factors on the Company's
    United States tobacco business also led the Committee to conclude that it was critical to align long-term incentive awards more closely with indi-vidual business unit performance over which executives have greater con-trol.

The Committee believes that the actions undertaken in 1994 with respect to the Company's compensation program, as discussed below, meet its objectives.

COMPONENTS OF COMPENSATION. The Committee relates total compensation levels for the Company's executive officers to the compensation paid to executives of the peer group of companies set forth on page 12 (the "Peer Group"). All elements of compensation are valued when making comparisons to the Peer Group. In addi-tion, the Committee takes into account both the performance and size of the Company relative to the performance and size of the companies in the Peer Group.


The Committee believes that compensation for executive officers should be linked to performance, as evaluated for incentive plan purposes. Accordingly, total compensation is targeted for the upper, or fourth, quartile of compensa-tion paid to executives of the Peer Group when Company performance exceeds the median of the Peer Group. When Company performance is at or near the median of the Peer Group, total compensation is targeted at or near the median of the Peer Group.

Based on the most recent information available, overall total compensation for the executive officer group ranked in the upper quartile relative to the com-pensation paid by the Peer Group. The Company's financial performance relative to the Peer Group ranked in the third quartile for five-year total shareholder return and in the upper quartile for one-year return on equity and one-year earnings per share growth.

To achieve a further correlation between executive compensation and perfor-mance, approximately two-thirds of the compensation awarded to the executive officer group in 1994 was variable incentive compensation consisting of annual cash bonuses and stock awards. By design, approximately one-half of executive officers' variable at-risk compensation consists of stock-based compensation.

BASE SALARY. Base salary, which is designed to comprise approximately one-third of total compensation, is based on a qualitative evaluation of a variety of factors including level of responsibility, time in position, prior experience, individual performance and a comparison of salaries paid within the Peer Group. Based on these factors, executive officers of the Company on average received base salary merit increases of 5.8% in 1994.

ANNUAL INCENTIVES. Annual cash bonuses are provided to senior executives and middle management employees. Early in 1994, the Committee approved a formula based on earnings per share to establish the maximum annual incentive awards for the Company's six highest-paid executive officers employed as of the end of the year.

The annual incentive payments for 1994 for the remaining participants were based upon a qualitative evaluation of corporate and business unit performance. Specific weights were not assigned to the factors considered. At the corporate level, the performance factors were revenues, return on equity, net earnings and earnings per share as measured against the financial results of the previ-ous year as well as against the strategic business plan. At the business unit level, volume, revenues, and operating income were measured against the prior year and the strategic business plan.

In 1994, awards to the six highest-paid executive officers employed as of the end of the year were based upon achieving 90% of the formula maximum and the Committee's subjective assessment of each of these executive's individual con-tributions. For the other participants, corporate performance exceeded the tar-get level in 1994 and bonuses were awarded accordingly. Performance varied across the individual business units and bonuses were awarded at, above or be-low target levels accordingly.

LONG-TERM INCENTIVES. The Company's 1992 Incentive Compensation and Stock Option Plan (the "Incentive Plan") provides that stock options, restricted stock and long-term performance awards may be granted to key executives who contribute to the management, growth and profitability of the Company.

  . STOCK OPTIONS. The Company did not make its customary annual stock option grants under the Incentive Plan in 1994. Rather, as discussed below, re-stricted stock was awarded to each participant who would have been enti-tled to receive a stock option grant.

  . RESTRICTED STOCK. The Committee elected to grant restricted stock in lieu of stock options to retain the Company's most talented managers and to motivate these individuals, in the face of external political and busi-ness pressures, to focus on the Company's long-term success. In most in-stances, the restricted shares will vest only after the participant's continued employment with the Company for a three-year period following the date of grant. The restricted shares granted to those officers (the "covered officers") with respect to whom it is anticipated the deduct-ibility limitation of Section 162(m) of the Internal Revenue Code may ap-ply will vest only during the year of retirement at age 65, unless other-wise determined by the Committee.

   Although stock options have generally been used as the primary long-term incentive vehicle, the Committee has granted restricted stock in the past and may do so in the future. Such a determination is made based on a careful evaluation of the facts and circumstances, including the overall business and economic environment, and the specific needs of the Company.

   The amount of restricted stock awarded was based on a competitive analy-sis generally targeted at the 55th percentile of the Peer Group. However, the size of the restricted stock awards was adjusted upward or downward based on a subjective evaluation of individual contribution and poten-tial.

  . LONG-TERM PERFORMANCE AWARDS. In 1994, long-term performance awards were earned under the Incentive Plan for the three-year performance cycle that would have normally ended December 31, 1995. The awards focused on both overall corporate and business unit performance. The Committee decided to terminate this cycle as of December 31, 1994 because awards for all units were being impacted by external factors affecting the performance of the Company's United States tobacco business. The Committee concluded that the motivational value of the awards will be enhanced if directly related to matters within a participant's control and has approved a plan which accomplishes this goal for all units, including the United States tobacco unit. Accordingly, beginning January 1, 1995, a new three-year cycle com-menced for which awards will be based solely upon individual business unit performance.

   In determining the amount of the award for the cycle that was terminated effective December 31, 1994, corporate and business unit performance were weighted equally for participants in business units. At the corporate level, the amount of the award earned by each participant was based en-tirely upon corporate performance.

   Performance was evaluated based upon a subjective evaluation of quantita-tive and qualitative performance objectives linked to seven key strategic initiatives and upon consideration of Company performance relative to the Peer Group. Adjustments were also made to reflect individual performance. The seven key strategic initiatives were:

   . Generating volume increases;

   . Optimizing product/price value to meet consumer expectations;

   . Excelling in advertising and marketing;

   . Maximizing productivity and synergy;

   . Building management depth (succession planning);

   . Addressing legal, legislative and regulatory challenges; and

   . Simplifying the organization structure.

   Payments were prorated to reflect the shortened performance period. For covered officers, payments were deferred until retirement.

COMPENSATION OF THE CHAIRMAN OF THE BOARD AND THE PRESIDENT AND CHIEF EXECUTIVE OFFICER. Immediately following the resignation of Mr. Miles, the Board elected Mr. Murray as Chairman of the Board and Mr. Bible as President and Chief Executive Officer. Acknowledging the significant responsibilities of each position, the Committee established initial base salaries of $1,000,000 for each of them.

These salaries represent an 11% increase from Mr. Murray's 1993 base salary and a 33% increase from Mr. Bible's 1993 base salary. As a result, their increased base salaries approximated the median of base salaries paid to the chief execu-tive officers of the Peer Group.

In addition to base salary, Messrs. Murray and Bible earned an annual incentive bonus for 1994 based on the Company's exceeding its earnings per share goal and the Committee's assessment of their individual performance. Their bonuses ap-proximate the 75th percentile of bonuses paid to the chief executive officers of the Peer Group.

Similar to the grants made to other participants in the Incentive Plan, Messrs. Murray and Bible each received 75,000 shares of restricted stock. The Committee determined the size of the awards after an evaluation of the increased respon-sibilities of these two individuals.

In recognition of his promotion to President and Chief Executive Officer in June of 1994, Mr. Bible was granted a ten-year, non-qualified stock option for 250,000 shares of Common Stock, with an exercise price approximately 25% above the stock's fair market value on the date of grant. In December of 1994, Mr. Bible was granted a ten-year non-qualified stock option for 250,000 shares with an exercise price approximately 29% above the stock's fair market value on the date of grant in recognition of his promotion to Chairman of the Board.

As a result of the restricted stock, stock option and long-term performance awards, Mr. Murray's and Mr. Bible's long-term incentive compensation awards rank in the upper quartile of awards made to chief executive officers of the Peer Group. The amount of their total compensation also places them in the up-per quartile relative to the Peer Group.

Mr. Miles' severance arrangement is described elsewhere in the proxy statement under the caption "Employment Contracts, Termination of Employment and Change of Control Arrangements." The payments made or to be made were determined by the Committee based on a number of factors, including a recognition of Mr. Miles' contributions to the Company, the rights which Mr. Miles had accrued un-der an existing employment agreement and under various Company plans, and the Company's practices with respect to other key executives as well as the prac-tices of the companies in the Peer Group.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION FOR DEDUCTIBILITY. Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the tax deductible compensation paid to the Chief Executive Officer and the four highest-paid executive officers who are employed as executive officers on the last day of the year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied.

The Company's policy is generally to preserve the Federal income tax deduct-ibility of compensation paid, to the extent feasible. The Committee believes that the annual incentive and long-term performance awards earned for the year 1994, the shares of restricted stock (including, in most instances, the divi-dends thereon) which generally vest during the year of retirement at age 65 for covered officers and compensation arising from exercise of stock options granted in 1994 will be deductible by the Company.

Notwithstanding the Company's general policy to preserve the Federal income tax deductibility of compensation payments, under certain circumstances, elements of annual compensation, such as perquisites, dividends paid in cash on re-stricted stock and income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers, may cause an executive of-ficer's income to exceed deductible limits. In addition, the Committee retains the authority to authorize other payments, including salary and bonuses, that may not be deductible, if that is in the best interests of the Company and its stockholders.

                                          COMPENSATION COMMITTEE

                                          John S. Reed, Chairman
                                          Harold Brown
                                          Paul W. Douglas
                                          Robert E. R. Huntley
                                          Rupert Murdoch
                                          Stephen M. Wolf

COMPARISON OF FIVE-YEAR CUMULATIVE STOCKHOLDER TOTAL RETURN(/1/)

                                    (CHART)

                       1989   1990    1991    1992    1993    1994
- --------------------------------------------------------------------
 PHILIP MORRIS        $100.0 $128.59 $204.83 $202.86 $153.67 $167.75
- --------------------------------------------------------------------
 S&P 500               100.0   96.89  126.28  135.88  149.52  151.55
- --------------------------------------------------------------------
 PEER GROUP            100.0  111.81  144.51  140.12  146.46  159.71
- --------------------------------------------------------------------
 S&P FOOD/BEV/TOBACCO  100.0  109.34  155.07  154.36  141.89  156.14

Assumes $100 invested on December 31, 1989 in Philip Morris Common Stock, S&P 500 Index, Peer Group(/2/) and S&P 500 Beverages (Alcoholic), S&P 500 Foods and S&P 500 Tobacco Indices(/3/).

- --------
(1) Total return assumes reinvestment of dividends on a quarterly basis.
(2) The Peer Group consists of the following companies, selected on the basis of size, complexity and return to stockholders: American Brands, Inc., American Home Products Corporation, Amoco Corporation, Anheuser-Busch Companies, Inc., ARCO, The Boeing Company, Bristol-Myers Squibb Company, Chevron Corporation,
The Coca-Cola Company, ConAgra, Inc., CPC International, Inc., E.I. du Pont de Nemours and Company, Exxon Corporation, General Electric Company, General
Mills, Inc., H.J. Heinz Company, International Business Machines Corporation, Johnson & Johnson, Merck & Co., Inc., Mobil Corporation, PepsiCo, Inc., Pfizer, Inc., The Procter & Gamble Company, RJR Nabisco, Inc., Sara Lee Corporation and Texaco Inc.
(3) No standardized industry index is considered a comparable peer group. The following companies constitute the S&P 500 Beverages (Alcoholic), S&P 500 Foods and S&P 500 Tobacco Indices: Adolph Coors Company, American Brands, Inc., Anheuser-Busch Companies, Inc., Archer-Daniels-Midland Company, Borden, Inc., Brown-Forman Corporation, Campbell Soup Company, ConAgra, Inc., CPC Interna-tional Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corpora-tion, Kellogg Company, Pet Incorporated, The Quaker Oats Company, Ralston
Purina Company, Sara Lee Corporation, The Seagram Company Ltd., UST Inc. and
Wm. Wrigley Jr. Company. Although the Company is a component of the S&P 500 To-bacco Index, it has been excluded for the purpose of this presentation.

SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION         LONG TERM COMPENSATION
                                  --------------------------- -------------------------------
                                                                     AWARDS          PAYOUTS
                                                              --------------------- ---------
                                                       OTHER                                     ALL
                                                      ANNUAL             SECURITIES             OTHER
                                                      COMPEN- RESTRICTED UNDERLYING            COMPEN-
NAME AND PRINCIPAL POSITION  YEAR  SALARY     BONUS   SATION   STOCK(1)   OPTIONS    LTIP(2)  SATION(3)
- ---------------------------  ---- --------- --------- ------- ---------- ---------- --------- ---------
                                      $         $        $        $         SHS.        $         $
William Murray...........    1994   950,000 1,200,000    118  4,312,500       -0-   1,750,000   123,673
 Chairman, President &       1993   900,000   284,000    -0-        -0-    92,350         -0-   135,000
  Chief Operating            1992   857,500   750,000    -0-        -0-    54,870   2,264,541   128,625
  Officer, Vice Chairman

Geoffrey C. Bible........    1994   875,000 1,000,000 29,472  4,312,500   500,000   1,660,000   113,909
 President and Chief         1993   725,000   580,000 18,402        -0-    91,720         -0-   108,750
  Executive Officer,         1992   637,500   550,000 24,817        -0-    36,400   1,672,539    95,625
 Executive Vice Presi-
  dent, Vice Chairman,
  Worldwide Tobacco,
 Executive Vice
  President,
  International

James M. Kilts...........    1994   603,077   575,000  3,057  1,380,000       -0-   1,139,939    34,630
 Executive Vice Presi-       1993   538,846   409,500    -0-        -0-    42,500         -0-    27,466
  dent, Worldwide Food,      1992   498,846   293,448    -0-        -0-    26,080     858,590    22,897
 Group President,
  Kraft USA

Hans G. Storr............    1994   600,000   600,000  7,893  1,437,500       -0-     773,200    78,109
 Executive Vice President    1993   565,000   168,000    -0-        -0-    44,620         -0-    84,750
  and Chief Financial        1992   525,000   495,000    -0-        -0-    28,520   1,082,555    78,750
  Officer

Murray H. Bring..........    1994   535,962   600,000  1,601  2,875,000       -0-     707,785    69,772
 Executive Vice Presi-       1993   492,500   141,000    -0-        -0-    39,030         -0-    73,875
  dent, External Affairs     1992   460,000   385,000    -0-        -0-    26,080     875,841    69,000
  and General Counsel,
 Sr. Vice President and
  General Counsel

Michael A. Miles.........    1994   583,333   900,000 14,628        -0-       -0-   1,622,500 2,630,347
 Chairman of the Board       1993 1,000,000   345,000  9,558        -0-   125,000         -0-   150,000
  and Chief Executive        1992   950,000   900,000 12,117        -0-   575,000   2,191,104   142,500
  Officer

- --------
(1) At December 31, 1994, each of the named executive officers held shares of restricted stock, with a value at such date, as follows: W. Murray, 92,014 shares, $5,290,862; G.C. Bible, 83,512 shares, $4,801,940; J.M. Kilts, 32,346 shares, $1,859,895; H.G. Storr, 36,904 shares, $2,121,980; and M.H. Bring,
56,322 shares, $3,238,515. The shares of restricted stock awarded in 1994, to-gether with shares issued as dividends thereon (the "1994 Restricted Stock") will vest in the year of retirement at age 65 unless otherwise determined by the Compensation Committee. In the case of Mr. Murray, who retired on February 1, 1995, his 1994 Restricted Stock aggregated 76,014 shares; 26,014 shares (including 1,014 shares issued as a dividend) vested on February 1, 1995 and 50,000 shares will vest on February 1, 1998, assuming compliance with a non-competition agreement and his assistance to the Chairman of the Board regard-ing business matters as required. The remaining 16,000 shares of restricted stock vested on February 1, 1995. Dividends are paid on the restricted shares in the same amount and at the same time dividends are paid to all common stockholders. For 1994 Restricted Stock, dividends, otherwise payable in cash to the named executive officers, are, for the most part, paid in additional shares of restricted stock.
(2) The 1993-1995 performance cycle of the Incentive Plan was terminated on De-cember 31, 1994. Awards were pro-rated accordingly. Payment was deferred until retirement in the case of the covered officers. A new three year performance cycle began January 1, 1995.
(3) Except for Mr. Miles, the amounts in this column consist of allocations to defined contribution plans. For Mr. Miles, the amounts represent the company contribution to a defined contribution plan, $75,939, and $2,554,408 in sever-ance payments, encompassing salary, $2,000,000; vacation pay, $83,400; assumed deferred profit-sharing contributions, $260,000; financial counseling, $30,000; car allowance, $100,000; legal expenses, $56,914; and $24,094 for of-
fice and secretarial expenses. These severance amounts are the equivalent of what would typically be paid over two years.

1994 OPTION GRANTS

In 1994, the only named executive officer granted stock options was Mr. Bible, who received two awards of 250,000 shares each in recognition of his additional duties, first as President and Chief Executive Officer and then as Chairman and Chief Executive Officer. In each case, the option price was in excess of the fair market value of the Common Stock on the date of grant.

                                      % OF TOTAL
                             NO. OF   SHARES FOR
                             SHARES     WHICH                             GRANT
                           UNDERLYING  OPTIONS                            DATE
                            OPTIONS   GRANTED TO EXERCISE    EXPIRATION  PRESENT
NAME                        GRANTED   EMPLOYEES   PRICE       DATE (1)  VALUE(2)
- ----                       ---------- ---------- --------    ---------- ---------
                                                    $                       $
Geoffrey C. Bible.........  250,000      100%       65(/3/)    6/25/04  1,920,000
                            250,000      100%       75(/4/)   12/13/04  2,482,500

- --------
(1) Options are not exercisable until one year after the date of grant. However, in the case of death, permanent disability or retirement, the Compensation Com-mittee has the discretion to accelerate vesting.

(2) Grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options. However, stock options granted by the Company differ from exchange-traded options in three key respects: options granted by the Com-pany are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of and divi-dend yield on the security underlying the option, the risk-free rate of return on the date of grant and the term of the option. In calculating the grant date present values set forth in the table: for the first grant, a factor of 26.57% was assigned to the volatility of the Common Stock, the yield on the Common Stock was set at 6.35% and the risk-free rate of return was fixed at 7.10%; for the second grant, 25.76% was assigned to the volatility of the Common Stock; yield was set at 5.69% and the risk-free rate of return was fixed at 7.81%. In each case, volatility was based on daily stock market quotations for the five years preceding the date of grant, yield was based on the annual dividend rate of $3.30 per share for 1994, the risk free rate of return was fixed at the rate for a ten year U.S. Treasury Note for the month of grant as reported in the Federal Reserve Statistical Release H.15(519) and the actual option term of ten years was used. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately determine present val-ue. The actual value, if any, an optionee will realize will depend on the ex-cess of the market value of the Common Stock over the exercise price on the date the option is exercised.
(3) 125% of the fair market value of the Common Stock on the date of grant.
(4) 129% of the fair market value of the Common Stock on the date of grant.

1994 OPTION EXERCISES AND YEAR-END VALUE

                          NUMBER OF                TOTAL NUMBER OF
                           SHARES                 SHARES UNDERLYING      TOTAL VALUE OF UNEXERCISED,
                         ACQUIRED ON  VALUE      UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS HELD AT
NAME                      EXERCISE   REALIZED HELD AT DECEMBER 31, 1994     DECEMBER 31, 1994(1)
- ----                     ----------- -------- ------------------------- ----------------------------
                                              EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
William Murray..........     -0-       $-0-     147,220          -0-    $  779,203        $-0-
Geoffrey C. Bible.......     -0-        -0-     310,720      500,000     4,265,200         -0-
James M. Kilts..........     -0-        -0-     149,980          -0-     1,107,247         -0-
Hans G. Storr...........     -0-        -0-     131,940          -0-       672,231         -0-
Murray H. Bring.........     -0-        -0-     137,640          -0-     1,224,034         -0-
Michael A. Miles........     -0-        -0-     897,200          -0-     3,246,375         -0-

- --------
(1) Based on the closing price of the Common Stock on December 30, 1994, $57.50.

PENSION PLAN TABLE--PHILIP MORRIS RETIREMENT PLAN

 FIVE-YEAR                        YEARS OF SERVICE (1)
  AVERAGE     -------------------------------------------------------------
COMPENSATION     15       20        25         30         35         40
- ------------  -------- -------- ---------- ---------- ---------- ----------
 $  500,000   $130,084 $173,445 $  216,806 $  260,167 $  303,528 $  346,890
    750,000    195,709  260,945    326,181    391,417    456,653    521,890
  1,000,000    261,334  348,445    435,556    522,667    609,778    696,890
  1,250,000    326,959  435,945    544,931    653,917    762,903    871,890
  1,500,000    392,584  523,445    654,306    785,167    916,028  1,046,890
  1,750,000    458,209  610,945    763,681    916,417  1,069,153  1,221,890
  2,000,000    523,834  698,445    873,056  1,047,667  1,222,278  1,396,890
  2,500,000    655,084  873,445  1,091,806  1,310,167  1,528,528  1,746,890

- --------
(1) At February 1, 1995, Messrs. Bible, Kilts, Storr and Bring had accredited service of 11, 0, 40 and 14 years, respectively.

Messrs. Bible, Kilts, Storr and Bring participate in the Philip Morris Sala-ried Employees Retirement Plan (the "Retirement Plan") which is a non-contrib-utory plan maintained for the benefit of certain employees of the Company. The Retirement Plan provides for fixed retirement benefits in relation to the par-ticipant's years of accredited service, five-year average compensation (the highest average annual compensation during any period of five consecutive years out of the ten years preceding retirement) and applicable social secu-rity covered compensation amount. Allowances are payable upon retirement at the normal retirement age of 65 and at earlier ages. Compensation includes the amounts shown as annual salary and bonus in the Summary Compensation Table. At December 31, 1994, five-year average compensation for Mr. Bible was $1,123,139; Mr. Kilts, $770,652; Mr. Storr, $882,100; and Mr. Bring, $734,092.
However, a participant with more than 35 years of accredited service is lim-ited to the greater of a full retirement allowance based upon 35 years of service and five-year average compensation, including annual bonus awards, or a full retirement allowance based on all service and five-year average compen-sation, excluding such awards.

Examples of annual retirement allowances payable under the Retirement Plan are set forth in the above table. The examples, which assume retirement at the normal retirement age of 65, are based upon the social security covered com-pensation amount in effect for an employee attaining age 65 in calendar year 1995. Mr. Murray, who retired on February 1, 1995, will receive an annual lifetime pension of $562,687 based on five-year average compensation of $1,571,339 and 25 years of accredited service. Mr. Bible is also eligible to receive a retirement benefit under the retirement plan of a Swiss subsidiary of the Company. At his current annual salary, upon retirement at age 65, he would receive, in addition to the retirement allowances payable to him under the Retirement Plan and the Kraft Foods Retirement Plan (see below), an annual benefit of SFr. 404,995 (approximately $315,540 on February 1, 1995).

Reference is made to the material appearing under the caption "Employment Con-tracts, Termination of Employment and Change of Control Arrangements" for in-formation with respect to pension benefits for Mr. Miles and to the immedi-ately following material for additional information with respect to Messrs. Bible and Kilts.

PENSION PLAN TABLE--KRAFT FOODS RETIREMENT PLAN

         FIVE-YEAR
          AVERAGE
        COMPENSATION                        YEARS OF SERVICE (1)
        ------------         --------------------------------------------------
                                15       20        25         30         35
                             -------- -------- ---------- ---------- ----------
$  500,000.................. $124,167 $165,556 $  206,945 $  248,334 $  260,834
   750,000..................  186,980  249,306    311,633    373,959    392,709
 1,000,000..................  249,792  333,056    416,320    499,584    524,584
 1,250,000..................  312,605  416,806    521,008    625,209    656,459
 1,500,000..................  375,417  500,556    625,695    750,834    788,334
 1,750,000..................  438,230  584,306    730,383    876,459    920,209
 2,000,000..................  501,042  668,056    835,070  1,002,084  1,052,084
 2,500,000..................  626,667  835,556  1,044,445  1,253,334  1,315,834

- --------
(1) At February 1, 1995, Messrs. Bible and Kilts had accredited service of 1 and 9 years, respectively.

Messrs. Bible and Kilts will be eligible for benefits under or participate in the Kraft Foods Retirement Plan (the "KF Retirement Plan") which provides for fixed retirement benefits in relation to the participant's years of service, five-year average compensation (the highest average annual compensation during any period of five consecutive years out of the ten years preceding retirement) and applicable social security covered compensation amount. Compensation in-cludes the amount shown as annual salary and bonus in the Summary Compensation Table. At December 31, 1994, five-year average compensation for Mr. Bible was $1,123,139 and for Mr. Kilts was $770,652. The fixed retirement benefit is also dependent upon the periods of service prior to January 1, 1989 in which the participant elected to make contributions. At age 65, Mr. Kilts will receive an additional annual benefit of $10,770 under the General Foods Retirement Plan for U.S. Salaried Employees.

Examples of annual pension benefits payable under the KF Retirement Plan are set forth in the above table. The examples, which assume retirement at age 62 or later, are based on the social security covered compensation amount in ef-fect for an employee attaining age 65 in calendar year 1995. Since participant contributions could be substantial in individual cases, the benefit amounts shown in the table may be attributable in certain instances to participant con-tributions to a significant degree, depending upon retirement date and years of service.

Reference is made to the material appearing under the caption "Pension Plan Ta-ble--Philip Morris Retirement Plan" for additional information with respect to Messrs. Bible and Kilts.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGE-MENTS. The Company has entered into change of control employment agreements with each of its officer-directors and each of its other executive officers, including those named in the Summary Compensation Table. The agreements provide that, if the executive is terminated other than for cause within three years after a change of control of the Company or if the executive terminates his or her employment for good reason within such three-year period or voluntarily during the thirty-day period following the first anniversary of the change of control, the executive is entitled to receive a lump sum severance payment equal to two and one-half times the sum of his base salary and highest annual bonus, together with certain other payments and benefits, including continua-tion of employee welfare benefits. An additional payment is required to compen-sate the executive for excise taxes imposed upon payments under the agreements.

Prior to the acquisition of Kraft, Inc. ("Kraft") by the Company, Mr. Kilts, as well as certain other executives of Kraft, had entered into employment agree-ments with Kraft, which, among other things, provided for a lump sum cash pay-ment upon termination of employment other than for cause. Following the acqui-sition of Kraft, these employment agreements were replaced with new agreements between the Company and the executives. These new agreements established, in most cases, a deferred incentive payment account to which was credited a spe-cific number of shares of Common Stock. The account is credited with any in-crease in the market value of the number of shares credited to the account to-gether with the market value of shares of Common Stock resulting from the rein-vestment of dividends. In the event of termination of employment, Mr. Kilts will be entitled to the deferred incentive payment and the continuation of med-ical, dental and life insurance benefits. In the event of involuntary termina-tion of employment without cause, he will be entitled to a lump sum cash pay-ment equal to his then current base salary and most recent applicable annual incentive compensation or a payment pursuant to the severance plan or policy applicable to him, whichever is greater. If receipt of the deferred incentive payment subjects Mr. Kilts to any Federal excise tax, the Company has agreed to make additional payments to place him in the position that would have existed had no such excise tax been payable. Mr. Kilts' account was originally credited with the equivalent of 43,784 shares of Common Stock (after giving effect to stock splits). At December 31, 1994, this account had a value of $3,167,790.

Mr. Bring has entered into an employment agreement with the Company which pro-vides, among other things, for a minimum base salary and participation in bene-fit plans, including an enhanced retirement benefit.

On June 17, 1994, the Company entered into a settlement agreement and release with Michael A. Miles in connection with his resignation as Chairman of the Board and Chief Executive Officer. This agreement provided for severance pay-ments of $2,554,408 as set forth in Note (3) to the Summary Compensation Table, an annual incentive award for 1994 of $900,000 and a long-term incentive award of $1,622,500 (two thirds of his target amount) for the 1993-1995 performance cycle. In addition, he received $2,130,928, representing defined contribution plan accruals, and $6,112,455, the actuarial lump-sum equivalent of all retire-ment benefits, assuming an additional 60 months of credited service and final average compensation of $1,700,000. Since Mr. Miles' termination constituted an approved early retirement, all shares of restricted stock vested as of the date of termination and all stock options continue to be exercisable in accordance with their terms. Certain welfare benefits, e.g., retiree health, dental, and life insurance were provided assuming 60 months of additional credited service. The agreement also provides for reimbursement of club dues, relocation, secre-tarial and legal expenses. Reference is made to the Summary Compensation Table for additional information.

                             SELECTION OF AUDITORS

The Audit Committee has recommended to the Board that Coopers & Lybrand, which firm has been the independent accountants of the Company since 1933, be contin-ued as auditors for the Company. The stockholders are being asked to approve the Board's decision to retain Coopers & Lybrand for the fiscal year ending De-cember 31, 1995. A representative of Coopers & Lybrand will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to answer questions.

THE BOARD RECOMMENDS A VOTE FOR.

                             STOCKHOLDER PROPOSALS

Management and the Board take all stockholder proposals very seriously. The Company received this year, as it had in the past two years, a proposal re-questing that the Board redeem the Common Stock Purchase Rights (the "Rights") issued in 1989. On March 1, 1995, the Board voted to redeem the Rights. The no-tice of redemption accompanies this proxy statement. The Board decided to re-deem the Rights for two reasons. In the five years since the Company adopted the Rights, the takeover environment has changed dramatically, making it highly unlikely that the Company would be subject to the type of abusive takeover tac-tics the Rights were intended to address. In addition, the Rights had become the subject of controversy among certain stockholders, as indicated by the stockholder proposal mentioned above. Accordingly, the Board decided that re-demption of the Rights was a prudent course of action at this time.

Various stockholders have submitted the six proposals set forth below. The name, address and shareholdings of each proponent and co-proponent will be fur-nished upon request to the Secretary of the Company. The six proposals have been duly considered by the Board, which has concluded that their adoption would not be in the Company's best interests. For the reasons set forth after each proposal, the Board recommends a vote AGAINST each proposal.

                                   PROPOSAL 1

"WHEREAS:

We believe that financial, social and environmental criteria should all be taken into account in fixing compensation packages for corporate officers. Pub-lic scrutiny on compensation is reaching a new intensity, not just for the Chief Executive Officer, but for all executives. Concerns expressed include the following:

  --Too often top executives receive considerable increases in compensation packages even when corporate financial performance is poor, stockholders watch dividends slip and stock prices drop.

  --When top officers' compensation packages are compared to those of the low-est paid employees, national authority, Graef Crystal, notes that many U.S. CEO's make 160 times more than the average employee, while in Japan that ratio is 16:1.

  --Former Philip Morris Chairman and CEO, Hamish Maxwell, received more than $24 million when he "stepped down" in 1991. At the same time, thousands of to-bacco and dairy farmers who supply our Company were making minimum wage or less.

  --Our Company has promised shareholders cost-saving measures. Reducing com-pensation to our executives may be a more effective strategy than reducing sup-pliers and laying off more than 14,000 employees--especially in light of our past annual report theme that "The Strength of Our Brands Begins With Our Peo-ple."

  --The relationship between compensation and the social and environmental im-pact of company decision-makers is an important question. For instance, should top officers' pay be reduced if "in their watch" our Company experiences costly fines, expensive, protracted litigation and significant loss of market share? Should the pay of those involved executives be "as usual" when our Company is the object of multiple government investigations and consumer boycotts? Should CEO compensation be affected by our Company's record related to environmentally wasteful packaging, plant closings or public relations problems?

We believe that these considerations deserve the careful scrutiny of our Board and committees dealing with compensation. Other companies, including Procter and Gamble, Bristol-Myers Squibb and Westinghouse, have reported to sharehold-ers on how they integrate similar factors into compensation packages.

RESOLVED: Shareholders request that a committee of outside directors of the Board institute an Executive Compensation Review and prepare a report available to shareholders by the October following this year's annual meeting with re-sults of the Review and any recommended changes in practice. The report shall cover pay, benefits, perks, stock options and any special arrangements in the compensation packages for all our Company's top officers.

SUPPORTING STATEMENT

We recommend that the Board consider the following in its review:

1. Ways to link executive compensation more closely to financial performance with proposed criteria and formulae;

2. Ways to link compensation to environmental and social corporate performance (e.g., lower base pay with incentives for meeting or surpassing certain envi-ronmental standards);

3. Ways to link financial viability of the Company to long-term environmental and social sustainability (e.g., linkages that avoid short-range thinking and instead promote long-term planning);

4. A description of social and environmental criteria taken into account (e.g., environmental performance, lawsuits, settlements, penalties, violations, inves-tigations, employee relations, financial stability of our suppliers, especially dairy farmers, as well as the communities where we are located)."

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Your Board believes that the Compensation Committee Report on Executive Compen-sation, issued by the Compensation Committee of the Board of Directors and which appears in this Proxy Statement (at pages 8 to 11), provides the essen-tial information which proponents are requesting. Indeed, the rules of the United States Securities and Exchange Commission pursuant to which this Report is published require information in addition to that requested by proponents. The Company believes that the current Report provides information which is more comprehensive and more specific, in many respects, than that requested by pro-ponents.

Approximately two-thirds of the compensation of senior executives is linked di-rectly to performance. For 1993, this linkage resulted in a reduction of nearly 50% in the affected portion of the compensation of these senior officers.

Comparisons of the salaries of Philip Morris' senior executives to those of the lowest paid employees reveal a differential which is narrower than that at peer companies. Your Board believes that the comparison to Japanese salaries is meaningless, particularly the comparisons of Chief Executive Officer salaries, because a significant portion of executive compensation in that country is of-ten delivered through large expense accounts and executive perquisites, which are often not reported. It is also significant that in Japan, management by a small group of individuals sharing the responsibility of the Chief Executive Officer is far more typical.

Management believes, and the Board concurs, that your Company's compensation strategy and the resulting compensation levels are already consistent with the intent of the resolution. The compensation levels and strategies are updated and revised periodically under the supervision of the Board's Compensation Com-mittee to reflect accurately the intended link between pay and performance.

The Board believes that the committee called for by this proposal would be du-plicative of and would conflict with the existing Compensation Committee of the Board, which is itself composed entirely of non-employee directors and which passes upon all aspects of compensation arrangements for senior executives.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 2

"WHEREAS--the "Environmental Protection Agency concluded: "passive' tobacco smoke is a human lung carcinogen" causing 3,000 lung cancer deaths yearly (The Wall Street Journal, 1/6/1993);

- --Since the Report's release, 20 states tightened or considered tightening pub-lic smoking laws; 150 local governments enacted smoking bans, the largest being Los Angeles despite a massive effort by the tobacco industry to overturn its ban;

- --Our Company ran an ad series in major papers attacking the ETS findings, us-ing just one article. It questioned some methodology, while overlooking many other studies reaching basically the same conclusions about health-hazards con-nected to ETS. However, in October, 1994, it was revealed the critique's au-thors (and employer) received in 1993, more than $10,000 from Philip Morris'-- related companies. Further findings reveal even more tobacco funding of other "independent" experts used by the tobacco industry to "challenge" ETS data.

- --Our Company joined the tobacco industry seeking a permanent injunction over-turning the EPA's findings, alleging EPA officials misused scientific data and EPA regulations promoting anti-smoking objectives. The print media's reaction indicated this strategy is filled with contradictions:

  --In an editorial "Let Judge Choke off Tobacco Suit". The Milwaukee Journal editorialized: "In a transparent attempt to stave off further regulation of smoking, the tobacco industry has sued the US Environmental Protection Agency for deeming secondhand cigarette smoke a cancer risk to non-smokers. Now here is a business in deep denial. May the judge assigned to hear the industry's case see this frivolous lawsuit for what it is and throw it out." (6/24/1993)

  --USA Today editorialized: "Small wonder that the tobacco industry is resort-ing to ever more desperate measures." It continued: "The industry has a lonely battle to fight. It may be the sole entity harmed by smoking restrictions. . . With so much going for them, smoking bans are a valuable tool for those yearn-ing to breathe free." (6/24/1993)

  --The Los Angeles Times, editorialized (6/25/1993): "The tobacco industry in-creasingly recognizes the EPA's findings could do what decades of public serv-ice announcements about smoking failed to do--dramatically change laws gov-erning smoking. As such, nervous cigarette makers feel themselves backed into a corner.

  Not surprisingly, then, they are lashing out. In a federal suit filed Tues-day, a coalition of tobacco groups wants the EPA report declared null and void. The EPA was biased in its used of scientific findings, the industry contends. The "science' of cigarette smoking in humans "is complex,' say the cigarette makers. Perhaps. But the personal and financial cost of smoking-related dis-eases is quite clear."

- --No labels warn about ETS. Our Company has not paid any plaintiffs by arguing that warnings free it from responsibility. Effort to undermine notification of ETS hazards might result in hugh awards for lost ETS lawsuits;

RESOLVED that shareholders request Philip Morris to cease expenditures of funds challenging legitimate studies consistently showing ETS (environmental tobacco smoke) health hazards."

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company believes that the lawsuit challenging the EPA's risk assessment and classification of ETS as a carcinogen, has substantial merit. The Company is participating in the lawsuit because it believes the EPA misused scientific da-ta, exceeded its authority, and failed to follow its own guidelines, in order to promote an anti-smoking policy. By using language from certain editorials which express a point of view rather than discuss the facts or merits of the lawsuit, the proponents create the erroneous impression that the EPA's findings are universally supported by all groups other than the tobacco industry. This is certainly not the case.

Proponents warn of "huge awards for lost ETS lawsuits." Yet, the Company has never paid money damages to plaintiffs in smoking and health cases. The propo-nents offer no proof that ETS lawsuits will be lost, or result in huge awards.

The Company has a right to oppose legislation prohibiting smoking in public places. It is the Company's position that the interests of both smokers and non-smokers can be protected through a policy of accommodation in which public areas are provided for both smoking and non-smoking. The Company also has the right to challenge scientific studies with which it disagrees. The Company strongly believes that the scientific evidence does not support claims that ETS is harmful to non-smokers.

This proposal was presented to shareholders at the 1994 Annual Meeting and was defeated overwhelmingly. Your Company continues to believe that it must be able to challenge the EPA and any other regulatory organization that would improp-erly and unfairly attempt to affect the use of the Company's tobacco products.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 3

"The primary purpose for this proposal is to greatly reduce or ideally totally eliminate any tobacco product liability litigation against the remaining, non-domestic tobacco units of the company. This should then create a more stable business environment in which to operate.

Even though the Company has been successful in defending itself in prior to-bacco product liability litigation, future success will depend upon an ever more unpredictable legal, judicial and political sys-tem. In my opinion, one of the paramount concerns of senior management should be the protection of the financial interests of the shareholders against poten-tially massive and devastating product liability losses.

In addition to the product liability exposure issue, the Company is trying to increase domestic tobacco profits in an environment that is ever more hostile and difficult in accomplishing this goal. Some of these problems include; health considerations (including secondary smoke), possibility of cigarettes being regulated by the government as a drug, continual excise tax increases (either Federal or State), various smoking bans and restrictions, advertising restrictions and a generally extremely hostile political and regulatory envi-ronment.

Moreover, the current situation will probably only get worse, such that the do-mestic tobacco business will continue to under perform and negatively affect the other more profitable segments of the company (including the foreign to-bacco unit), thereby limiting overall profit growth.

In summary, this action is the most viable way of protecting shareholder value, while increasing overall company profits.

RESOLVED that shareholders strongly recommend to management that action be taken to spinoff, sell or otherwise totally divest its domestic tobacco from other components of the Company."

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

In May 1994, your Company announced that its Board of Directors had decided not to separate the Company's food and tobacco businesses and, further, that this issue would not be placed before the Board again for the foreseeable future.

This decision was made after months of management review and deliberation, with the benefit of advice and counsel from leading investment advisors and lawyers. Upon review, your Board concluded that it was not clear that separation of the businesses would result in a meaningful, enduring increase in shareholder val-ue. It was clear, however, that such a decision would have resulted in a com-plicated structural transaction. The resulting uncertainties, including the possibility of protracted litigation, posed a risk of disrupting the Company's businesses, possibly causing shareholder value to diminish.

The Board is committed to enhancing shareholder value and remains convinced that its decision in May 1994 was correct. Periodically, management and your Board review possible alternatives to the present business structure. Current-ly, no alternative structure is deemed by management and your Board to be fea-sible or desirable. Accordingly, the Board urges a vote against this proposal which it believes is not in the best interest of shareholders at this time.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 4

  "BE IT RESOLVED: That the shareholders of Philip Morris Companies, Inc. ("Company") request that the Board of Directors in the future refrain from pro-viding pension or other retirement benefits to non-employee or outside Direc-tors unless such benefits are specifically submitted to the shareholders for approval.

                              SUPPORTING STATEMENT

  The Board of Directors should play a vital and independent role in helping to determine overall corporate policy and strategic direction. They should ac-tively monitor senior management in faithfully implementing these policies. In their capacity on the Board, Directors owe their fundamental allegiance to the shareholders of the corporation--the owners who elect them, and not to manage-ment.

  We believe, however, that certain business or financial relationships can ad-versely affect the ability of Directors to function in their appropriate over-sight role. This is especially critical for so-called outside or independent Directors who are not employee/Directors and who should bring a certain arms-length objectivity to Board deliberations. According to the Company's most re-cent proxy statement, the Company established a retirement or pension plan for non-employee Directors with at least five years of service who will receive an annual retirement benefit for life equal to the annual Board cash retainer plus 25% of attendance fees for up to twenty-four board meetings earned during the two years before retirement. That retainer is now a generous $26,000, plus $1,000 for attending each Board meeting ($2,000 for committee chairman).

  While non-employee or outside Directors should be entitled to reasonable com-pensation for their time and expertise, we are of the opinion that additional layers of compensation in the form of retirement benefits, which are in excess of 100% of the Director's base compensation, has the pernicious effect of com-promising their independence and impartiality. It is our view that such gener-ous and unnecessary extra compensation for outside Directors of the Company is management's way to insure their unquestioning loyalty and acquiescence to whatever policy management initiates. Accordingly, when viewed from this per-spective, these types of retirement benefits become yet another device to en-hance and entrench management's control over corporate policy while being ac-countable only to themselves, and not to the company's owners. We believe that this additional layer of compensation to Directors may influence their ability to exercise that degree of independence from management which is critical to the proper functioning of the Board.

  Because of our strong concern for maximizing the ability of Boards of Direc-tors to act in shareholder's interest, we feel that the long-term best inter-ests of the Company are not well served by such retirement policies. The vast preponderance of Directors at various corporations are undoubtedly covered by generous retirement policies at their principal place of employment, and they need not be "double-dipping" at this Company or any others.

  We urge your support for this Proposal."

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company's Compensation Program for non-employee directors must be competi-tive to attract the highest caliber candidate. Direct and deferred compensation are integral parts of competitive director compensation systems. Indeed, de-ferred compensation is a component of the majority of director compensation programs. Your Company views retirement benefits for non-employee directors as an additional form of deferred compensation. The Company's Retirement Plan for non-employee directors provides benefits to retiring directors who have reached at least 60 years of age and who have served for at least five years. Retire-ment benefits are based upon an aggregate of the annual retainer and a percent-age of monthly Board and Committee meeting fees. This results in retirement benefits which are similar to what is offered by peer companies recently sur-veyed.

The supporting statement claims without support that the proposal should be adopted in part because without it, the Company's non-employee directors will act purely in their own self-interests, violating not only their duties under corporate law but also the principles pursuant to which the Company conducts its business. In so doing, the proposal impugns the character and integrity of the men and women the shareholders have chosen to direct the affairs of the Company.

Each member of your Board recognizes his or her fiduciary responsibility to act in the best interests of the Company and is committed to the fulfillment of that responsibility. The retirement plan for non-employee directors is an im-portant element of a total compensation program which is competitive and in the best interests of shareholders.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 5

"WHEREAS, according to the USDA, U.S. cigarette production declined from 713 billion cigarettes in 1993 to 625 billion in 1994. This adversely impacted do-mestic tobacco growers at the same time they faced an international tobacco glut;

- --In 1969 less than 1 percent of the tobacco used in U.S. cigarettes was im-ported. By 1992, 28 percent of burley and 23 percent of the flue cured was for-eign (Washington Post, 5/10/93);

- --The New York Times noted: "Farmers' profit margins have declined while the major manufacturers' profits have risen . . . (add to Philip Morris: [without the elision marks]: with Philip Morris' operating income for domestic tobacco doubling since 1986, to nearly $5.2 billion in 1992.) Farmers have been squeezed by a combination of rising costs for labor, fertilizers and chemicals, and the relatively stagnant prices of tobacco leaves depressed by an influx of cheap foreign imports" (06/06/93);

- --The New York Times reported a year later (08/28/94) that tobacco company profits continually increased as farmer's profit margins decreased: "American farmers received $1.5 billion last year from sales of cured tobacco, down from a peak of $1.9 billion in 1981... The principal cigarette companies, Philip Mor-ris, R.J. Reynolds, Brown & Williamson and Lorillard, still collect handsome profits because they can sell cigarettes abroad, where consumption is still growing, and because they have found a way to exploit the tobacco glut."

- --After challenges about unilateral price increases for domestic cigarettes even as domestic tobacco purchases and income decreased, major U.S. cigarette companies agreed to support floors for content percentages of domestic tobacco for cigarettes;

- --It has been recognized that the agricultural economy in tobacco-growing states must be diversified and that funds to achieve this must come, in part, from a portion of federal cigarette excise tax revenues, as well as other fund-ing sources;

- --Entities within the tobacco-growing community have made various recommenda-tions to ease the transition of tobacco farmers from dependency on production for cigarette sales to alternative land uses, including:

1) reducing or eliminating tobacco acreage by diversification into other crops or land usage;

2) dedicating a portion of any cigarette excise tax increase for government purchase of tobacco growing allotments to retire them. Inclusion of tax bene-fits forfeiting allotments could be effective for farmers re-investing into the growth of alternative crops.

3) providing grants and low-interest loans to tobacco farmers changing to new crops, equipment, seeds, nursery stocks, farm equipment, and irrigation sys-tems.

RESOLVED that (name of Company) establish a Committee of the Board to review the Company's connections to its farm-suppliers and to determine how they can be helped in diversification and economic conversion from dependency on tobac-co-for-cigarettes (for UST: smokeless use) to use of farmland for other purpos-es. Furthermore that the Company support legislation to help ease this economic conversion for tobacco-growers at federal and state levels."

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

1994 was a year of record cigarette production for the domestic tobacco compa-ny, a result of changing market dynamics in the United States as well as in-creases in export volume. Independent tobacco farming was essential to this record production and thus forms the cornerstone of the Company's most profit-able business. Your Company remains committed to tobacco farming and to the growers who work to produce the U.S. tobacco crop, recognized as the best in the world.

The Company does not own or lease any tobacco producing farmland and is en-tirely dependent upon the production of independent farmers, who generally sell their crops in independent warehouses to dealers who purchase tobacco on the Company's behalf. While the Company has no control over the decision of independent farmers to raise tobacco or other crops, it is unlikely that tobacco farmers, many of whom already grow tobacco in rotation with other crops, wish to halt their production of tobacco, a highly lucrative crop.

This proposal was presented to shareholders at the 1994 Annual Meeting and was overwhelmingly defeated. It remains the strong view of your Board that the pro-posal would not be beneficial either to tobacco growers or to the Company.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                                   PROPOSAL 6

"BE IT RESOLVED: That the shareholders of Philip Morris Companies, Inc. ("Com-pany") hereby request that the Company's Board of Directors take the steps nec-essary to amend the Company's by-laws to create an Independent Directors Com-mittee of the Board of Directors. For these purposes, the definition of inde-pendent director shall mean a director who:

. has not been employed by the Company or an affiliate in an executive capacity within the last five years;

. was not, and is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;

. is not employed by a significant customer, supplier or provider of profes-sional services;

. has no personal services contract with the Company;

. is not employed by a foundation or university that receives significant grants or endowments from the Company;

. is not a relative of the management of the Company;

. is not a shareholder who has signed shareholder agreements legally binding him to vote with management; and

. is not a director of a company on which Philip Morris' Chairman or Chief Ex-ecutive Officer is also a board member.

The Independent Directors Committee ("Committee") shall be charged with the du-ties of independently evaluating management proposals to the Board of Directors and generating independent alternatives and proposals for Board consideration. In order to provide the Committee with the necessary resources to effectively perform its function, the Committee shall have the authority to hire and fire staff members who work exclusively for the Committee.

                              SUPPORTING STATEMENT

We believe that the judgement of our Company's Board of Directors has a pro-found impact on Philip Morris' long-term financial performance. Further, we be-lieve that directors who neither sit on each others boards nor are dependent on management for salaries, consulting fees, business relationships, and the like, are best able to objectively evaluate management's recommendations to the Board of Directors and generate independent alternatives and proposals for Board con-sideration.

Currently, 11 of Philip Morris' 18 directors meet the above definition of inde-pendent (Bailey, Brown, Donaldson, Douglas, Evans, Murdoch, Nichols, Parsons, Penske, Reed and Wolf). The March 7, 1994 management proxy discloses that 10 of the 11 independent directors have full-time jobs. Eight of the ten are top ex-ecutives of large companies.

As shareholders, we face a dilemma regarding independent directors. On the one hand, we want the majority of our Board to be composed of independent directors in order to promote objective, effective decision making. On the other hand, the full-time jobs of our Company's independent directors carry tremendous re-sponsibilities and time commitments that severely limit the time and commitment they can devote to the affairs of Philip Morris.

We believe that an Independent Directors Committee, empowered to hire and fire staff who work exclusively for the Committee, provides independent directors with sufficient resources to not only evaluate management proposals, but to generate new ideas for the betterment of the Company."

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board believes that this proposal serves no useful purpose. The proposal would create a committee whose role would be ill-defined, but whose activities would necessarily be duplicative of the activities of the full Board. A new layer of bureaucracy would be created resulting in substantial inefficiencies and unnecessary expense.

Of the fourteen nominees for director, only three are employees or former em-ployees of the Company. The three most important committees--Audit, Compensa-tion and Nominating and Corporate Governance--are composed entirely of non-em-ployee directors. These Committees met fourteen times in 1994.The non-employee members of the Board are unanimous in their opinion that ample opportunities exist for them to evaluate management proposals free from management's influ-ence and strongly disagree with the proposal's contrary implication. They are convinced that they are able to share their thoughts and ideas freely and openly and to make final decisions concerning the policies and direction of the Company in accordance with their fiduciary obligations to the stockholders and that no additional committee, as contemplated by the proposal, is required to enable them to do so.

THEREFORE, YOUR BOARD URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                                 OTHER MATTERS

Management knows of no other business which will be presented to the meeting for a vote, except that it has been advised that stockholder proposals not in-cluded in this proxy statement may be presented. If other matters properly come before the meeting, including proposals omitted from this proxy statement and accompanying proxy pursuant to the rules of the Securities and Exchange Commis-sion, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addi-tion to the use of the mails, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting ma-terial to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, at an anticipated cost to the Company of $21,000, plus reimbursement of out-of-pocket expenses.

                              1996 ANNUAL MEETING

Stockholders wishing to suggest candidates to the Nominating and Corporate Govenance Committee for consideration as directors may submit names and bio-graphical data to the Secretary of the Company.

The Company's By-Laws prescribe the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 1996 Annual Meeting, presently anticipated to be held April 25, 1996, notice of the nomination must be received by the Company between October 15 and November 14, 1995. The no-tice must describe various matters regarding the nominee, including the name, address, occupation and shares held. For a stockholder to bring other matters before the 1996 Annual Meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefor and other specified matters. For a matter to be included in the Company's proxy statement and proxy for the 1996 Annual Meeting, notice must be received by the Company on or before November 14, 1995. In each case the notice must be given to the Secretary of the Compa-ny, whose address is 120 Park Avenue, New York, NY 10017. Any stockholder de-siring a copy of the Company's By-Laws will be furnished one without charge upon written request to the Secretary.

                                          G. Penn Holsenbeck
                                          Vice President and Secretary

March 13, 1995

P R O X Y

                         PHILIP MORRIS COMPANIES INC.
              Proxy Solicited on Behalf of the Board of Directors
                         Annual Meeting April 27, 1995

Geoffrey C. Bible, Murray H. Bring and Hans G. Storr, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of the undersigned in Philip Morris Companies Inc. (the "Company") at the annual meeting of stockholders to be held at the Philip Morris Manufacturing Center, Richmond, Virginia, April 27, 1995, at 9:00 a.m., and at all adjournments thereof.

        Election of Directors, Nominees:

        Elizabeth E. Bailey, Geoffrey C. Bible, Murray H. Bring, Harold Brown, William H. Donaldson, Jane Evans, Robert E.R. Huntley, Rupert Murdoch, John D. Nichols, Richard D. Parsons, Roger S. Penske, John S. Reed, Hans
        G. Storr and Stephen M. Wolf.

This card also serves to instruct the administrator of the Company's dividend reinvestment and voluntary cash payment plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a stockholder or employee participating in any such plan.

SEE REVERSE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE. YOU NEED NOT MARK ANY BOXES.

                                                                     SEE REVERSE
                                                                         SIDE

                        FOLD AND DETACH PROXY CARD HERE

    LOGO
PHILIP MORRIS

PHILIP MORRIS
COMPANIES INC.

ANNUAL
STOCKHOLDERS
MEETING

DIRECTIONS
The Philip Morris Manufacturing Center is located approximately 6 miles south of downtown Richmond off of Interstate 95.

Address
3601 Commerce Road
Richmond, Virginia

Phone
(804) 274-5492

For hotel information in the Richmond area, please call the Richmond Convention & Tourism Bureau at 1-800-365-7272

[MAP]

[MAP]

[X] Please mark your votes as in this example.                              0142

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE SELECTION OF AUDITORS AND AGAINST EACH OF THE STOCKHOLDER PROPOSALS.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

                                                FOR     WITHHELD
1. Election of Directors (see reverse)          [_]       [_]

For, except vote withheld from the following nominee(s):

- --------------------------------------------------------------------------------

                                                FOR     AGAINST   ABSTAIN
2. Selection of Auditors                        [_]       [_]       [_]


               THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST

                                                FOR     AGAINST   ABSTAIN
Stockholder Proposal No. 1                      [_]       [_]       [_]

Stockholder Proposal No. 2                      [_]       [_]       [_]

Stockholder Proposal No. 3                      [_]       [_]       [_]

Stockholder Proposal No. 4                      [_]       [_]       [_]

Stockholder Proposal No. 5                      [_]       [_]       [_]

Stockholder Proposal No. 6                      [_]       [_]       [_]

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

SIGNATURE(S) _________________________________________________  DATE ___________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                        FOLD AND DETACH PROXY CARD HERE
  RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING

                                     LOGO
                                 PHILIP MORRIS

                         PHILIP MORRIS COMPANIES INC.
                      1995 ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 27, 1995
                                   9:00 A.M.
                    THE PHILIP MORRIS MANUFACTURING CENTER
                              3601 COMMERCE ROAD
                              RICHMOND, VIRGINIA

SEE REVERSE SIDE FOR DIRECTIONS TO MEETING.